Exhibit 10.3

                NON-EMPLOYEE DIRECTOR COMPENSATION SUMMARY SHHET

                            CERTIFICATION PURSUANT TO
                  SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

The Board of Directors has approved the following compensation for each non-employee director:

Initial option grants

SIGA Technologies, Inc. will grant each non-employee director who first joins the Board options to purchase 25,000 shares of common stock at an exercise price per share equal to the fair market value price per share of common stock on the date of the grant.

Annual option grant

SIGA Technologies, Inc. will grant each non-employee director options to purchase 10,000 shares of common stock at each annual meeting and commencing with the 2005 Annual Meeting.

Meeting fees

SIGA Technologies, Inc. will pay its directors $1,000 per meeting for board meetings. The chairman of the Audit Committee will receive $1,000 per meeting for meetings of the Audit Committee and all other members of the Audit Committee will receive $500 per meeting for meetings of the Audit Committee. Members of the Compensation Committee and Nominating and Corporate Governance Committee will receive $500 per meeting for meetings of the Compensation Committee and Nominating and Corporate Governance Committee.


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